Exhibit 99.1

May 2, 2006	CONTACTS:	Investor Relations – Brenda J. Peters
	Phone:	713/759-3954
	Toll Free:	800/659-0059

Media Relations – Kathleen A. Sauvé
	Phone:	713/759-3635

TEPPCO PARTNERS, L.P. REPORTS 2006 FIRST QUARTER RESULTS –

STRONG PERFORMANCE FROM THE UPSTREAM AND MIDSTREAM SEGMENTS

HOUSTON – TEPPCO Partners, L.P. (NYSE:TPP) today reported net income for the first quarter of 2006 of $62.9 million, or $0.63 per unit, compared with net income of $47.4 million, or $0.54 per unit, for the first quarter of 2005. Excluding the impact of the sale of the Pioneer gas processing plant, which is being accounted for as discontinued operations, income from continuing operations for the first quarter of 2006 was $43.4 million, or $0.43 per unit, compared with $46.3 million, or $0.53 per unit, for the first quarter of 2005. The sale of the plant, which occurred on March 31, 2006, resulted in a gain of $17.9 million.

Earnings before interest, taxes, depreciation and amortization (EBITDA), from continuing operations were $99.9 million for the first quarter of 2006, compared with $98.1 million for the first quarter of 2005. Including gain from the sale of the Pioneer plant and its operations, EBITDA was $119.5 million for the first quarter of 2006, compared with $99.4 million for the first quarter of 2005. EBITDA is a non-GAAP financial measure, which is defined and reconciled to its most directly comparable GAAP financial measure later in this news release.

“We are pleased with our performance for the first quarter of 2006. EBITDA from our upstream and midstream segments largely offset the affects of lower propane and refined product deliveries in our downstream segment, attributable to one of the

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warmest first quarters on record in the Midwest and Northeast, and unfavorable refined product price differentials. Our ability to generate consistent earnings and cash flow demonstrates the strategic benefit of our diversified portfolio of assets,” said Jerry E. Thompson, president and chief executive officer of the general partner of TEPPCO.

“Our upstream segment had a stellar first quarter, with marketing volumes up 20 percent, as we took advantage of favorable market conditions to increase volumes across most of our South Texas pipeline system, as well as increasing the utilization of our Cushing, Okla., storage assets. In addition, our midstream segment continued to benefit from new wells connected to the Jonah system and the additional capacity from the completion of the Jonah Phase IV expansion,” continued Thompson. “Looking forward, we expect to see a further increase in volumes from Jonah at the end of the second quarter and into the third quarter as volumes from wells that were drilled, but not yet completed due to the winter restrictions at Jonah, begin producing into the system.”

OPERATING RESULTS BY BUSINESS SEGMENT

Upstream Segment

The upstream segment includes crude oil transportation, storage, gathering and marketing activities; and distribution of lubrication oils and specialty chemicals.

EBITDA for the upstream segment increased 24 percent to $20.7 million for the first quarter of 2006, compared with $16.7 million for the first quarter of 2005. The increase in EBITDA resulted primarily from increased marketing and transportation margins, partially offset by higher pipeline operating, maintenance, and general and administrative expenses. Total crude oil volumes marketed increased 20 percent to 588,000 barrels per day (bpd), compared with 492,000 bpd for the first quarter of 2005.

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Transportation volumes decreased 6 percent to 248,000 bpd, compared with 264,000 bpd for the first quarter of 2005.

Our pro-rata EBITDA in Seaway Crude Pipeline, which is included in upstream EBITDA, was $4.1 million for the first quarter of 2006, compared with $7.7 million for the first quarter of 2005. The decrease was primarily due to a stipulation in the Seaway partnership agreement whereby TEPPCO’s portion of equity earnings decreases in 2006, higher pipeline inspection and repair expenses, and higher power expenses, partially offset by increased long-haul volumes. Under the terms of the Seaway agreement, we are allocated 60 percent of revenue and expense for the period Jan. 1, 2006, through May 12, 2006, and 40 percent for the period May 13, 2006, through Dec. 31, 2006. Our share of revenue and expense of Seaway is 47 percent for 2006. Thereafter, we will receive 40 percent of revenue and expense of Seaway. Long-haul volumes on Seaway averaged 257,000 bpd in the 2006 quarter, compared with 248,000 bpd in the 2005 quarter.

Midstream Segment

The midstream segment includes natural gas gathering services, and storage, transportation and fractionation of natural gas liquids (NGLs).

EBITDA from continuing operations for the midstream segment was $41.3 million for the first quarter of 2006, compared with $36.9 million for the first quarter of 2005. The increase was primarily due to increased natural gas gathering and NGL transportation volumes, partially offset by higher operating, general and administrative expense and expenses related to the completion of the Jonah Phase IV expansion. Total natural gas gathering volumes increased 9 percent, to approximately 1.7 billion cubic feet per day (Bcf/d) in the first quarter of 2006, compared with approximately 1.6 Bcf/d in the first quarter of 2005. Total NGL transportation volumes increased by 15 percent, to

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approximately 176,000 bpd in the first quarter of 2006, compared with approximately 154,000 bpd in the first quarter of 2005.

Downstream Segment

The downstream segment includes the transportation and storage of refined products, liquefied petroleum gases (LPGs) and petrochemicals.

Downstream EBITDA was $37.9 million for the first quarter of 2006, compared with $44.5 million for the first quarter of 2005. The decrease was primarily due to lower LPG transportation volumes as a result of warmer winter weather in 2006, lower refined products transportation volumes and higher operating expenses. The decreased refined products transportation volumes were due to lower demand for products supplied from the U.S. Gulf Coast into Midwest markets, compared with unusually high demand in the first quarter of 2005 due to refinery downtime in Chicago, Illinois. The decrease was partially offset by higher refined products deliveries through TEPPCO-operated terminals during the first quarter of 2006 resulting from asset acquisitions in 2005. Transportation volumes totaled 540,000 bpd in the first quarter of 2006, compared with approximately 590,000 bpd in the first quarter of 2005.

Our pro-rata share of EBITDA from unconsolidated investments, which is included in downstream EBITDA, was $3.5 million for the first quarter of 2006, compared with $3.3 million for the first quarter of 2005. Our pro-rata share of EBITDA in Centennial Pipeline was a loss of $.5 million for the first quarter of 2006, compared to a loss of $.8 million for the first quarter of 2005. Our pro-rata share of EBITDA in Mont Belvieu Storage Partners, L.P. was $4 million for the first quarter 2006, compared with $4.1 million for the first quarter 2005.

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CAPITALIZATION AND LIQUIDITY

Total debt outstanding at March 31, 2006, was approximately $1.5 billion, with remaining liquidity of approximately $250 million under the Partnership’s $700 million credit facility.

2006 OUTLOOK

Based on our first quarter performance and projections for the remainder of the year, we expect EBITDA for the full year of 2006 to remain in the range of $400 million to $420 million, and net income per unit to remain in the range of $1.70 to $1.90 per unit, excluding the results from discontinued operations. Although the performance of our downstream segment was below our expectations, primarily due to warmer winter weather and lower refined products demand, the performance of our upstream and midstream segments largely offset the lower volumes in our downstream segment. The Jonah Phase IV expansion was completed in the first quarter of 2006 and we expect a continuing trend of increased volumes on this system due to strong drilling activity in the Jonah and Pinedale fields. In addition, we expect strong performance in our upstream segment and growth in demand for Gulf Coast-sourced refined products in the Midwest markets. Expected results also include expenses attributable to higher pipeline integrity and power costs, and the termination of our cash balance pension plans.

We currently anticipate that total capital expenditures for 2006 will be approximately $226 million, which will include approximately $162 million for organic growth projects and $40 million for maintenance capital expenditures, which includes $19 million for pipeline integrity. Additionally, we estimate $24 million in expenditures for system upgrades. These expenditures do not include any capital associated with the 2006 Jonah expansion. TEPPCO has the option to fund any portion of the capital spending associated with the 2006 Jonah expansion.

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In addition, EPCO, Inc. recently made a proposal to the Audit and Conflicts Committee of the general partner’s board of directors to eliminate the general partner’s incentive distribution right to receive 50 percent of total cash distribution increases. Under terms of the proposal, the incentive distribution rights of TEPPCO’s general partner would be capped at 25 percent of the total cash distributions to partners that exceed 32.5 cents per unit. In exchange for the agreement to eliminate the 50 percent incentive distribution right, TEPPCO’s general partner would receive a number of newly-issued TEPPCO common units whose distributions would approximate the amount of actual cash distributions foregone by the general partner from eliminating the 50 percent incentive distribution right at the time such change, if any, in the incentive distribution right is instituted. Based on the current amount of cash distributions being received by the general partner, the number of newly-issued TEPPCO common units issued to the general partner would be approximately 13 million.

NON-GAAP FINANCIAL MEASURES

The Financial Highlights table accompanying this earnings release and other disclosures herein include references to EBITDA, which may be viewed as a non-GAAP (Generally Accepted Accounting Principles) measure under the rules of the Securities and Exchange Commission (SEC). We define EBITDA as net income plus interest expense – net, depreciation and amortization, and a pro-rata portion, based on our equity ownership, of the interest expense and depreciation and amortization of each of our joint ventures. We have included EBITDA as a supplemental disclosure because we believe EBITDA is used by our investors as a supplemental financial measure in the evaluation of our business. A reconciliation of EBITDA to net income is provided in the Financial Highlights table.

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We believe EBITDA provides useful information regarding the performance of our assets without regard to financing methods, capital structures or historical costs basis. EBITDA should not be considered as an alternative to net income, as an indicator of our operating performance or as a measure of liquidity, including as an alternative to cash flows from operating activities or other cash flow data calculated in accordance with GAAP. Our EBITDA may not be comparable to EBITDA of other entities because other entities may not calculate EBITDA in the same manner as we do.

Information in the accompanying Operating Data table includes margin of the upstream segment, which may be viewed as a non-GAAP financial measure under the rules of the

SEC. Margin is calculated as revenues generated from the sale of crude oil and lubrication oil, and transportation of crude oil, less the costs of purchases of crude oil and lubrication oil. We believe margin is a more meaningful measure of financial performance than operating revenues and operating expenses due to the significant fluctuations in revenues and expenses caused by variations in the level of marketing activity and prices for products marketed. A reconciliation of margin to operating income is provided in the Operating Data table accompanying this earnings release.

TEPPCO will host a conference call related to earnings performance at 8 a.m. CT on Wednesday, May 3, 2006. Interested parties may listen live over the Internet or via telephone by dialing 800-406-5345, confirmation code 1531344. Please call in five to 10 minutes prior to the scheduled start time. To participate live over the Internet, log on to the company’s Web site at www.teppco.com.

An audio replay of the conference call will also be available for seven days by dialing 888-203-1112, confirmation code 1531344. A replay and transcript will also be available by accessing the company’s Web site at www.teppco.com.

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TEPPCO Partners, L.P. is a publicly traded partnership with an enterprise value of approximately $4 billion, which conducts business through various subsidiary operating companies. TEPPCO owns and operates one of the largest common carrier pipelines of refined petroleum products and liquefied petroleum gases in the United States; owns and operates petrochemical and natural gas liquid pipelines; is engaged in crude oil transportation, storage, gathering and marketing; owns and operates natural gas gathering systems; and owns 50-percent interests in Seaway Crude Pipeline Company, Centennial Pipeline LLC and Mont Belvieu Storage Partners, L.P., and an undivided ownership interest in the Basin Pipeline. Texas Eastern Products Pipeline Company, LLC, an indirect subsidiary of EPCO, Inc., is the general partner of TEPPCO Partners, L.P. For more information, visit TEPPCO’s Web site at www.teppco.com.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Except for the historical information contained herein, the matters discussed in this news release, including without limitation those under the caption “2006 Outlook” are forward-looking statements that involve certain risks and uncertainties. These risks and uncertainties include, among other things, market conditions, governmental regulations and risk factors discussed in TEPPCO Partners, L.P. filings with the Securities and Exchange Commission.

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TEPPCO Partners, L. P.

FINANCIAL HIGHLIGHTS

(Unaudited - In Millions, Except Per Unit Amounts)

	Three Months Ended
	March 31,
	2006	2005
Operating Revenues:
Sales of petroleum products	$2,396.3	$1,385.1
Transportation - Refined Products	31.8	35.0
Transportation - LPGs	29.4	32.2
Transportation - Crude oil	8.9	9.2
Transportation - NGLs	10.7	10.2
Gathering - Natural Gas	41.4	36.6
Other	17.9	15.6

Total Operating Revenues	2,536.4	1,523.9

Costs and Expenses:
Purchases of petroleum products	2,371.2	1,371.1
Operating expenses - general and administrative	60.9	55.3
Operating fuel and power	14.3	11.1
Depreciation and amortization	28.8	25.6
Gains on sales of assets	(1.4)	(0.5)

Total Costs and Expenses	2,473.8	1,462.6

Operating Income	62.6	61.3

Interest expense - net	(21.1)	(19.3)
Equity earnings (1)	1.0	4.1
Other income - net	0.9	0.2

Income from continuing operations	43.4	46.3

Income from discontinued operations	1.6	1.1
Gain on sale of discontinued operations	17.9	—

Discontinued operations	19.5	1.1

Net Income	$62.9	$47.4

Net Income Allocation:
Limited Partner Unitholders:
Income from continuing operations	$30.6	$32.9
Discontinued operations	13.8	0.8
Total Net Income Allocated to Limited Partners Unitholders	44.4	33.7

General Partner:
Income from continuing operations	12.8	13.4
Discontinued operations	5.7	0.3
Total Net Income Allocated to General Partner	18.5	13.7

Total:
Income from continuing operations	43.4	46.3
Discontinued operations	19.5	1.1
Total Net Income Allocated	$62.9	$47.4

Basic and Diluted Net Income Per Limited Partner Unit:
Income from continuing operations	$0.43	$0.53
Discontinued operations	0.20	0.01
Earnings Per Unit	$0.63	$0.54

Weighted Average Number of Limited Partner Units	70.0	63.0

(1) EBITDA
Net Income from continuing operations	$43.4	$46.3
Interest expense - net	21.1	19.3
Depreciation and amortization (D&A)	28.8	25.6
Amortization of excess investment in joint ventures	0.8	1.2
TEPPCO’s pro-rata percentage of joint venture interest expense and D&A	5.8	5.7
Total EBITDA, from continuing operations	$99.9	$98.1

Discontinued operations	19.5	1.1
D&A included in discontinued operations	0.1	0.2

Total EBITDA	$119.5	$99.4

TEPPCO Partners, L.P.

BUSINESS SEGMENT DATA

(Unaudited - In Millions)

				Intersegment
Three Months Ended March 31, 2006	Downstream	Midstream	Upstream	Eliminations	Consolidated

Operating revenues	$74.1	$56.4	$2,411.6	$(5.7)	$2,536.4
Purchases of petroleum products	—	0.2	2,376.4	(5.4)	2,371.2
Operating expenses	40.5	16.4	18.6	(0.3)	75.2
Depreciation and amortization (D&A)	10.3	15.2	3.3	—	28.8
Gains on sales of assets	—	(1.4)	—	—	(1.4)

Operating Income	23.3	26.0	13.3	0.0	62.6

Equity (losses) earnings	(1.3)	—	2.3	—	1.0
Other - net	0.8	0.1	—	—	0.9

Income before interest	22.8	26.1	15.6	0.0	64.5

Depreciation and amortization	10.3	15.2	3.3	—	28.8
Amortization of excess investment in joint ventures	0.7	—	0.1	—	0.8
TEPPCO’s pro-rata percentage of joint venture interest expense and D&A	4.1	—	1.7	—	5.8

Total EBITDA, from continuing operations	$37.9	$41.3	$20.7	$0.0	$99.9

Discontinued operations					19.5
Depreciation and amortization					(28.8)
Interest expense - net					(21.1)
Amortization of excess investment in joint ventures					(0.8)
TEPPCO’s pro-rata percentage of joint venture interest expense and D&A					(5.8)

Net Income					$62.9

				Intersegment
Three Months Ended March 31, 2005	Downstream	Midstream	Upstream	Eliminations	Consolidated

Operating revenues	$78.2	$50.2	$1,396.8	$(1.3)	$1,523.9
Purchases of petroleum products	—	—	1,372.4	(1.3)	1,371.1
Operating expenses	37.2	13.7	15.5	—	66.4
Depreciation and amortization (D&A)	9.6	12.5	3.5	—	25.6
Gains on sales of assets	(0.1)	(0.4)	—	—	(0.5)

Operating Income	31.5	24.4	5.4	—	61.3

Equity (losses) earnings	(1.8)	—	5.9	—	4.1
Other - net	0.1	—	0.1	—	0.2

Income before interest	29.8	24.4	11.4	—	65.6

Depreciation and amortization	9.6	12.5	3.5	—	25.6
Amortization of excess investment in joint ventures	1.0	—	0.2	—	1.2
TEPPCO’s pro-rata percentage of joint venture interest expense and D&A	4.1	—	1.6	—	5.7

Total EBITDA, from continuing operations	$44.5	$36.9	$16.7	$—	$98.1

Discontinued operations					1.1
Depreciation and amortization					(25.6)
Interest expense - net					(19.3)
Amortization of excess investment in joint ventures					(1.2)
TEPPCO’s pro-rata percentage of joint venture interest expense and D&A					(5.7)

Net Income					$47.4

TEPPCO Partners, L. P.

Condensed Statements of Cash Flows (Unaudited) (In Millions)

	Three Months Ended
	March 31,
	2006	2005
Cash Flows from Operating Activities
Net income from continuing operations	$43.4	$46.3
Gains on sales of assets	(1.4)	(0.5)
Depreciation, working capital and other	(4.9)	(31.3)
Cash flows from discontinued operations	1.6	1.3

Net Cash Provided by Operating Activities	38.7	15.8

Cash Flows from Investing Activities:
Proceeds from asset sales	39.1	0.5
Purchase of assets	—	(7.1)
Investments in Mont Belvieu Storage Partners, L.P.	(1.7)	—
Capital expenditures (1)	(38.3)	(27.5)

Net Cash Used in Investing Activities	(0.9)	(34.1)

Cash Flows from Financing Activities:
Proceeds from revolving credit facilities	187.7	138.7
Repayments on revolving credit facilities	(158.6)	(59.7)
Distributions paid	(66.9)	(58.7)

Net Cash Provided by (Used in) Financing Activities	(37.8)	20.3

Net Increase in Cash and Cash Equivalents	—	2.0
Cash and Cash Equivalents – beginning of period	0.1	16.4

Cash and Cash Equivalents – end of period	$0.1	$18.4

Supplemental Information:
Non-cash investing activities:
Interest paid (net of capitalized interest)	$38.5	$36.8

(1)                                 Includes capital expenditures for maintaining existing operations of $6.2 million in 2006, and $7.8 million in 2005.

TEPPCO Partners, L. P.

Condensed Balance Sheets (Unaudited)

(In Millions)

	March 31,	December 31,
	2006	2005

Assets
Current assets
Cash and cash equivalents	$0.1	$0.1
Other	1,074.8	899.0

Total current assets	1,074.9	899.1

Property, plant and equipment - net	1,936.8	1,960.1
Intangible assets (1)	368.6	376.9
Equity investments	347.4	359.6
Other assets	86.9	84.8

Total assets	$3,814.6	$3,680.5

Liabilities and Partners’ Capital

Total current liabilities	$1,045.6	$937.2

Senior Notes (2)	1,112.1	1,119.1
Other long-term debt	435.0	405.9
Other non-current liabilities	22.7	16.9
Partners’ capital
Accumulated other comprehensive income	1.9	—
General partner’s interest (3)	(62.7)	(61.5)
Limited partners’ interests	1,260.0	1,262.9

Total partners’ capital	1,199.2	1,201.4

Total liabilities and partners’ capital	$3,814.6	$3,680.5

(1)         Includes the value of long-term service agreements between TEPPCO and its customers.

(2)         Includes $24.4 million and $31.5 million at Mar. 31, 2006, and Dec. 31, 2005, respectively related to fair value hedges.

(3)         Amount does not represent a commitment by the General Partner to make a contribution to TEPPCO.

TEPPCO Partners, L. P.

OPERATING DATA

(Unaudited - In Millions, Except as Noted)

	Three Months Ended
	March 31,
	2006	2005
Downstream Segment:
Barrels Delivered
Refined Products	35.8	38.6
LPGs	12.8	14.8

Total	48.6	53.4

Average Tariff Per Barrel
Refined Products	$0.89	$0.91
LPGs	2.29	2.18

Average System Tariff Per Barrel	$1.26	$1.26

Upstream Segment:
Margins:
Crude oil transportation	$15.8	$14.2
Crude oil marketing	12.8	3.5
Crude oil terminaling	2.3	2.4
LSI	2.1	1.8
Total Margin	$33.0	$21.9

Reconciliation of Margin to Operating Income:

Sales of petroleum products	$2,400.5	$1,385.1
Transportation - Crude oil	8.9	9.2
Purchases of petroleum products	(2,376.4)	(1,372.4)
Total Margin	33.0	21.9
Other operating revenues	2.2	2.5
Operating expenses	(18.6)	(15.5)
Depreciation and amortization	(3.3)	(3.5)
Operating income	$13.3	$5.4

Total barrels
Crude oil transportation	22.3	23.8
Crude oil marketing	52.9	44.3
Crude oil terminaling	24.4	27.1

Lubrication oil volume (total gallons):	3.9	4.2

Margin per barrel:
Crude oil transportation	$0.706	$0.596
Crude oil marketing	0.242	0.078
Crude oil terminaling	0.093	0.089

Lubrication oil margin (per gallon):	$0.553	$0.421

Midstream Segment:
Gathering - Natural Gas - Jonah
Bcf	108.7	97.4
Btu (in trillions)	120.0	107.3

Average fee per MMBtu	$0.206	$0.189

Gathering - Natural Gas - Val Verde
Bcf	45.4	43.3
Btu (in trillions)	39.9	38.1

Average fee per MMBtu	$0.418	$0.428

Transportation - NGLs
Total barrels	15.9	13.8
Margin per barrel	$0.671	$0.739

Fractionation - NGLs
Total barrels	1.2	1.1
Margin per barrel	$1.486	$1.647

Sales - Condensate
Total barrels (thousands)	24.7	27.9
Margin per barrel	$63.54	$48.11

TEPPCO Partners, L.P.

Earnings Estimate 2006

(Excluding Discontinued Operations)

Net Income	$170 million - $190 million

Basic Net Income Per Limited Partner Unit	$1.70 - $1.90

Interest Expense, net	$93 million

Depreciation and Amortization Expense (D&A)	$109 million

TEPPCO’s Pro-rata Percentage of Joint Venture	$23 million
Interest Expense and D&A

Amortization of Excess Investment in Joint Ventures	$5 million

EBITDA	$400 million - $420 million